Exhibit 99.1

Copano Energy, L.L.C.		News Release

FOR IMMEDIATE RELEASE FOR IMMEDIATE RELEASE	Contacts:	Matt Assiff, SVP & CFO Copano Energy, L.L.C. 713-621-9547 Jack Lascar / jlascar@drg-e.com Anne Vincent/ avincent@drg-e.com DRG&E / 713-529-6600
COPANO ENERGY TO PRESENT AT THE RBC
CAPITAL MARKETS MLP CONFERENCE
     HOUSTON — November 10, 2006 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that John Eckel, its Chairman and Chief Executive Officer, will speak at the RBC Capital Markets MLP Conference on November 17, 2006, at approximately 8 a.m. Central Time (9 a.m. Eastern Time), at the Four Seasons Resort & Club Dallas at Las Colinas, Dallas, Texas.
     To listen to a live audio webcast of Mr. Eckel’s presentation visit the Company’s website at www.copanoenergy.com under “Investor Relations—Investor Overview.” The related presentation material may be accessed at the Company’s website under “Investor Relations—Presentations.” A replay of the presentation will be archived on the website shortly after the presentation is concluded.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in Central and Eastern Oklahoma.
     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.
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